Exhibit 10.8

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2013 (the “Effective Date”) by and among Century Communities, Inc., a Delaware corporation (the “Company”), and Dale Francescon, an individual and Robert Francescon, an individual (each, an “Indemnitor,” and collectively, the “Indemnitors”). Each of the Company and the Indemnitors may herein be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company’s predecessor-in-interest, Century Communities Colorado, LLC, a Colorado limited liability company (“Century LLC”), entered into that certain Guaranty Agreement (the “Guaranty”), dated as of November 30, 2011, for the benefit of Commerce Bank, pursuant to which it guaranteed to Commerce Bank the full and prompt payment of all monetary obligations of Regency at Ridgegate, LLC, a Colorado limited liability company (“Borrower”) to Commerce Bank pursuant to that certain Promissory Note in the maximum principal amount of $22,200,000, dated November 30, 2011, by Borrower in favor of Commerce Bank, that certain Loan Agreement, dated as of November 30, 2011, by and among Commerce Bank, Borrower, and Century LLC (the “Loan Agreement”), or any of the other Loan Documents (as defined in the Loan Agreement);

WHEREAS, on April 30, 2013, Century LLC converted into the Company and in connection therewith, the Company assumed, among other obligations, the obligations of Century LLC pursuant to the Guaranty; and

WHEREAS, the Indemnitors and the Company have agreed to enter into this Agreement, pursuant to which the Indemnitors will agree to jointly and severally indemnify the Company with respect to any obligations arising from or related to the Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the Parties hereto agree as follows:

1. Definitions. In this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person, which directly or indirectly, is in control of, is controlled by, or is under common control with a Party for whom an Affiliate is being determined. For purposes hereof, control of a Person means the power, direct or indirect, to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and either alone or in conjunction with others.

“Guaranty Claims” means any claims of any nature whatsoever alleged, asserted, or held by Commerce Bank arising out of the Guaranty.

“Indemnified Parties” means the Company and its Affiliates and all of their respective Representatives, and “Indemnified Party” means any one of them.

“Person” means any individual, partnership, corporation, trust, pension plan, unincorporated association, joint venture, government, governmental entity, or other entity or organization.

“Representative” means and includes, with respect to each Party to this Agreement, each shareholder, director, officer, manager, constituent member, constituent partner, trustor, beneficiary, trustee, successor-in-interest, predecessor-in-interest, affiliate, employee, agent, attorney or other representative of such Party, expressly excluding however, each other Party to this Agreement.

2. Indemnification. The Indemnitors hereby agree, jointly and severally, to indemnify, defend and hold harmless each Indemnified Party from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, and expenses of whatever kind (including attorneys’ fees and related costs) that are incurred by such Indemnified Party (collectively, “Losses”), arising out of or resulting from, or relating in any way to, any and all Guaranty Claims.

3. Procedure for Indemnification. In order to obtain indemnification pursuant to this Agreement, the Indemnified Party shall submit to the Indemnitors a written request therefor (a “Claim Notice”), including in such Claim Notice (a) such documentation and information with respect to the Losses as is available to the Indemnified Party, and (b) the Indemnified Party’s wire transfer instructions. Within ten (10) business days after receipt of the Claim Notice, the Indemnitors shall pay to the Indemnified Party an amount equal to such Losses via wire transfer of immediately available funds. If the Indemnitors shall fail or refuse to tender any amounts due to an Indemnified Party under this Agreement within ten (10) business days after receipt of a Claim Notice, then the Indemnified Party may institute legal action to recover such amounts from the Indemnitors and shall be entitled to recover all costs and expenses (including attorneys’ fees and related costs) incurred in collecting such amounts from the Indemnitors.

4. Waivers.

(a) Each Indemnitor hereby waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish the liability of such Indemnitor hereunder.

(b) Each Indemnitor hereby waives notice of (i) acceptance of this Agreement by the other Indemnitor, (ii) any extension of time for a payment or of any amount due, and (iii) demand for payment, default, non-payment, presentment and protest as to any obligation.

(c) The liability of each Indemnitor hereunder will be unaffected by any amendment or modification of the provisions of, or any extensions of time for payment, performance or observance of, the Note, the Loan Agreement, the Guaranty, or the other Loan Documents.

(d) No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

5. No Election of Remedies. This Agreement is intended to be in addition to, and shall not limit, any right any Indemnified Party may have against any Indemnitor arising under or as a result of any agreement, statute or otherwise arising at law or equity. Any Indemnified Party’s election to proceed to enforce its rights under this Agreement shall not be deemed an election of remedies and shall not in any way prejudice such Indemnified Party’s rights under or as a result of any agreement, any statute or otherwise at law or equity.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

7. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8. Amendment. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

10. Notices. Any notices required hereunder shall be in writing, shall be transmitted by reputable overnight courier or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed given on the date of delivery, if sent by overnight courier, or on a date which is three (3) business days following the date when deposited in the United States Postal Service, if sent by mail, addressed to the parties as follows:

If to the Company:	Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, CO 80111
Attn: Robert Francescon
Facsimile No.: (303) 770-8320

With a copy to:	Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attn: Mark Kelson, Esq.
Facsimile No.: (310) 586-7800

If to the Indemnitors:	Dale Francescon
8390 East Crescent Parkway, Suite 650
Greenwood Village, CO 80111
Facsimile: (303) 770-8320

Robert Francescon
8390 East Crescent Parkway, Suite 650
Greenwood Village, CO 80111
Facsimile: (303) 770-8320

11. Facsimile and Electronic Copies. A facsimile or electronic copy of this Agreement shall be binding upon each Party hereto, if the original copy from which the facsimile or electronic version was sent was executed by an authorized officer of said Party, and said facsimile or electronic copy shall constitute written evidence of the agreement herein set forth, duly admissible in any legal proceeding pertaining thereto in the same manner and with the same effect as an original copy.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first set forth above.

INDEMNITORS:

Dale Francescon

Robert Francescon

COMPANY:

CENTURY COMMUNITIES, INC., a Delaware corporation

By:

	Name:	Dale Francescon
	Title:	Co-Chief Executive Officer

Indemnification Agreement

Signature Page